EXHIBIT 23.03
CONSENT OF INDEPENDENT ACCOUNTANTS
     We hereby consent to the use in this Registration Statement on Form S-1/A of Glu Mobile Inc. of our report dated December 19, 2006 relating to the consolidated financial statements of iFone Holdings Limited, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Manchester, United Kingdom
March 5, 2007